Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280601

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 26, 2024)

INVESCO DB COMMODITY INDEX TRACKING FUND

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated August 26, 2024 (the “Prospectus”).

On November 4, 2024, the Board of Managers (the “Board”) of Invesco Capital Management LLC, the managing owner (the “Managing Owner”) of Invesco DB Commodity Index Tracking Fund (the “Fund”), appointed David Hemming as a Vice President of the Managing Owner. In connection with this appointment, Mr. Hemming became a principal of the Managing Owner.

Accordingly, effective immediately, the following is added to the “Principals” table on page 56 of the Prospectus:

Name	Capacity
David Hemming	Vice President, Head of Alternatives Portfolio Management

In addition, the following biography for Mr. Hemming is added following Melanie Ringold’s biography on page 58 of the Prospectus:

David Hemming (43) joined the Managing Owner in September 2016 as a Senior Portfolio Manager and has been Head of Alternatives Portfolio Management since November 2020, and a Vice President of the Managing Owner since November 2024. In these roles, Mr. Hemming manages a team of two other portfolio managers and is responsible for portfolio management processes for over 20 commodity and alternatives-based registered investment companies and other pooled investment vehicles managed by the Managing Owner. He is a graduate of University of St. Andrews (Scotland), with an MA (honours) in Economics and International relations, and City University Business School, with a MSc in Investment Management. Mr. Hemming was listed as a principal of the Managing Owner on November 6, 2024, and he was registered as associated person and swap associated person the Managing Owner on April 19, 2017, and April 26, 2017, respectively.

Supplement No. 1 should be read together with the Prospectus.

Shares of the Invesco DB Commodity Index Tracking Fund are listed on NYSE Arca, Inc. under the symbol “DBC”.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is November 12, 2024.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBC-PRO-1-SUP-1 111224